Exhibit 10.3

Terms of Performance Based Restricted Stock Award under
Hub Group, Inc. 2017 Long-Term Incentive Plan

Hub Group, Inc. (the “Company”) has granted the Participant a Full Value Award under the Hub Group, Inc. 2017 Long-Term Incentive Plan (the "Plan") in the form of performance-based restricted stock. This Performance-Based Restricted Stock Award shall be subject to the following Performance-Based Restricted Stock Award Terms (“Terms”) (sometimes referred to herein as the “Award Agreement”):

1.                  Terms of Award. The following words and phrases used in the Performance-Based Restricted Stock Award Terms shall have the meanings set forth in this paragraph 1:

(a)	The "Participant" is _______________________________.

(b)	The "Grant Date" is _______________________________.

(c)	The number of "Performance Shares" shall be __________ shares of Class A Common Stock.

(d)	The “Performance Period” shall begin on , 20 and end on , 20 .

(e)	The “Measurement Date” shall mean the date on which the Compensation Committee (the “Committee”) certifies the performance results for the Performance Period.

Other words and phrases used in the Terms are defined elsewhere herein or the Plan.

2.                  Performance-Based Restricted Shares. Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants to the Participant a Full Value Award under the Plan in the form of Performance Shares that will become vested in accordance with the terms of this Award Agreement.

3.                    Vesting of Performance Shares.

(a)	General Rules. The number of Performance Shares that become vested in accordance with this Award Agreement shall be referred to as “Vested Performance Shares”. Subject to the terms and conditions of this Award Agreement and provided that the Participant’s Date of Termination has not occurred prior to the Measurement Date, as of the Measurement Date the Performance Shares that shall become Vested Performance Shares shall be determined in accordance with Appendix A hereto based on satisfaction of the Performance Measure (as set forth in Appendix A). The number of Performance Shares that may become Vested Performance Shares shall be based on the level of satisfaction of the Performance Measure which may not exceed 200% of the number of Performance Shares subject to this Award Agreement. Except as otherwise provided by the Committee or this Award Agreement, if the Participant’s Date of Termination occurs for any reason prior to the Measurement Date, all Performance Shares shall be forfeited, none of the Performance Shares shall become Vested Performance Shares, and the Participant shall have no rights under or with respect thereto.

(b)	Special Rules for Date of Termination Occurring Prior to the Measurement Date; Change in Control. Notwithstanding the provisions of paragraph 2(a) in the event that (i) the Participant’s Date of Termination occurs prior to the Measurement Date due to the Participant’s death, Disability or Retirement, or (ii) a Change in Control occurs on or before the expiration of the Performance Period, the Committee may determine that any portion of the Performance Shares shall become Vested Performance Shares, with or without regard to satisfaction of the Performance Measure; provided, however, that in no event shall the number of Vested Performance Shares exceed the maximum number permitted under the Plan or 200% of the number of Performance Shares subject to this Award Agreement.

4.                  Determination of Award. As soon as possible after the end of the Performance Period, the Committee will certify in writing what level of the Performance Measure has been met for the Performance Period and the number of Performance Shares that shall become Vested Performance Shares.

5.                  Withholding. All deliveries and distributions pursuant to this Award Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6.                  Transferability. Except as otherwise provided by the Committee, the Award (and the Performance Shares) may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which such shares become Vested Performance Shares.

7.                  Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Performance Shares merely because those shares are subject to the restrictions imposed by this Award Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Performance Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. Any dividends paid with respect to Performance Shares which remain subject to the restrictions hereunder shall also be subject to the same restrictions and risk of forfeiture as the Performance Shares and shall be withheld by the Company until such restrictions lapse, pursuant to the procedures as may be established by the Committee from time to time, and upon the lapse of such restrictions, shall be paid on distributed within 60 days after the vesting date of such dividends.

8.                  Voting. The Participant shall not be prevented from voting the Performance Shares merely because those shares are subject to the restrictions imposed by this Award Agreement and the Plan; provided, however, that the Participant shall not be entitled to vote Performance Shares with respect to record dates for any Performance Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

9.                  Deposit of Restricted Stock Award. Each Performance Share awarded under this Award Agreement shall be registered in the name of the Participant and shall, in the discretion of the Committee, be retained by the Company or deposited in a bank designated by the Committee, until the restrictions lapse.

10.              Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Award Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.              Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect hereto is final and binding on all persons.

12.              Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.              Not An Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

14.              Notices. Any written notices provided for in this Award Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

15.              Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

16.              Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

HUB GROUP, INC.

By:	_________________________

Its:	_________________________

Appendix A

Performance Measure(s) and Target(s) to be Inserted—EXAMPLE

Calculation of Vested Performance Shares

PERFORMANCE MEASURE

The Performance Measure shall be defined as _______________.

The number of Performance Shares granted under the Award Agreement that will be Vested Performance Shares will be determined by multiplying the number of Performance Shares granted pursuant to the Award Agreement by the applicable percentage set forth in the table below as determined as of the Measurement Date:

[Performance Measure]	Payout Percentage of Performance Measure

Percentages between points indicated above will be interpolated on a sliding scale.